UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 6, 2009

MOBILE PRESENCE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141327	20-8545693

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, China
(Address of Principal Executive Offices)

51 Belmont Ave.
Northampton, MA 01060

(Former name or former address, if changed since last report.)

Registrant's telephone number, including area code:  (86) 530-3431658

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item No.	Description of Item	Page No.

Item 1.01	Entry Into a Material Definitive Agreement	4

Item 2.01	Completion of Acquisition or Disposition of Assets	4

Item 3.02	Unregistered Sales of Equity Securities	37

Item 4.01	Changes in Registrant’s Certifying Accountant

Item 5.01	Changes in Control of Registrant	37

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	37

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	37

Item 5.06	Change in Shell Company Status	37

Item 8.01	Other Events

Item 9.01	Financial Statements and Exhibits	37

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) as they relate to our industry, our operations and results of operations, and any businesses that we may acquire. Should one or more of the events described in these risk factors materialize, or should our underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results. The following discussion should be read in conjunction with our pro forma financial statements and the related notes that will be filed herein.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on October 21, 2009, $1.00 was equivalent to 6.82840 yuan.

References to “PRC” are to the People’s Republic of China.

Explanatory Note

Unless otherwise specified or required by context, references to “we,” “the Company”, “our” and “us” refer collectively to (i) Mobile Presence Technologies, Inc. (“MBPI”), (ii) the subsidiaries of MBPI, Tianwei International Development Corporation, an Oregon corporation (“TIDC”) and Shandong Caopu Arts & Crafts Co., Ltd, a wholly foreign-owned enterprise organized under the laws of the PRC (“SCAC”). Specific discussions or comments relating only to Mobile Presence Technologies, Inc. will reference “MBPI” and those relating only to Shandong Caopu Arts & Crafts Co., Ltd will reference “SCAC”.

References to SCAC’s “registered capital” are to the equity of SCAC, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company, and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

Item 1.01. Entry into a Material Definitive Agreement

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K.

Item 2.01  Completion of Acquisition or Disposition of Assets

On November 6, 2009 (the “Closing Date”), pursuant to a Stock Exchange and Reorganization Agreement (the “Agreement”), dated as of October 22, 2009, by and among MBPI, Tianwei International Development Corporation, an Oregon Corporation (“TIDC”), CAOPU Enterprise Limited, a company organized under the laws of the British Virgin Islands (“Caopu”), London Financial Group Ltd., a company organized under the laws of the British Virgin Islands (“LFG”), Phoebus Vision Investment Developing Group, Ltd., a company organized under the laws of the British Virgin Islands (“Phoebus”), and Timothy Lightman (“TL”), MBPI acquired all of the issued and outstanding capital stock of TIDC. Pursuant to the Agreement, MBPI issued an aggregate of 1,543,500 shares of common stock of MBPI with a par value of $0.0001 per share (the“MBPI Common Stock”) to Caopu, LFG and Phoebus in exchange (the “Share Exchange”) for all of the issued and outstanding shares of TIDC owned by each of CAOPU, LFG and Phoebus. The shares of MBPI Common Stock were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder.

Pursuant to the Agreement, TL, the owner of 975,000 shares of MBPI Common Stock (“TL’s MBPI Shares”), representing approximately 93% of the 1,046,500 issued and outstanding shares of MBPI Common Stock, delivered to MBPI for cancellation a stock certificate or stock certificates representing 875,000 of TL’s MBPI Shares (the “Cancellation”).

On November 5, 2009, pursuant to a separate Assignment and Assumption Agreement by and between MBPI and TL, MBPI sold to TL all of the assets of MBPI and TL assumed all the liabilities of MBPI (the “Asset Sale”).

Our board of directors (the “Board”) as well as the directors and the shareholders of TIDC, each approved the Agreement and the Share Exchange.

TIDC owns 100% of Shangdong Caopu Arts & Crafts Co., Ltd. (“SCAC”), a PRC-based company. SCAC is a wholly foreign-owned enterprise (“WFOE”) under the laws of the PRC. SCAC was established in August 2000, the primary business of which is manufacturing and marketing straw and wicker products, wooden handicraft products, indoor and outdoor wood furniture, office furniture, Christmas gifts..Its products are sold in more than thirty (30) countries, including but not limited to, the United States, Germany, England, Holland, Italy, Sweden, Japan, Canada, Denmark, Hong Kong, and Taiwan.  Its services and products are sold by a variety of well known retailers, such as Wal-Mart Stores, Inc., ABM Group Inc, Argos Limited, IKEA Group, etc.

As a result of the Share Exchange and Asset Sale, our principal business became that of SCAC.

DESCRIPTION OF OUR BUSINESS

Our Corporate Structure

MBPI was incorporated in February 2007 in Delaware.  It was formed to develop and provide software and services to enhance the use of cellular phones and other hand held communication devices.    MBPI had not generated significant revenues since its inception.

TIDC was incorporated under the laws of Oregon on January 13, 2009.  TIDC owns 100% of SCAC, a WFOE organized under the laws of the PRC. SCAC was organized in August 2000 under the name of Heze Caopu Arts & Crafts Co., Ltd. In November 2000, it changed its name to Shandong Caopu Arts & Crafts., Ltd. SCAC has a registered capital of $7.8 million, 96.79% of which was owned by Shandong Cao County Changsheng Arts & Crafts Co., Ltd (“Shandong”) and the remaining 3.21% was owned by Japan Fit Co., Ltd.. On March 3, 2009, TIDC entered into a Share Purchase Agreement with Japan Fit Co., Ltd. (“Japan Fit”) to acquire its 3.2% equity interest of SCAC. On July 22, 2009, TIDC entered into a Share Purchase Agreement with Shandong to acquire all of its shares in SCAC.  Accordingly TIDC became the sole owner of SCAC, turning SCAC from a joint-venture company to a WFOE.

Currently, SCAC has total assets of $38.2 million. As of June 30, 2009, there are 1,500 full time staff in a production base with a total area of 130,000 square meter, where lies five (5) production areas, nineteen (19) workshops and a 10,000-square meter distribution center. At present, the production capacity is 5 million units per year.

Our executive offices are located at No. 2888 Qinghe Road, Development Zone Cao County, Shandong province, China, and our telephone number is (86) 530-3432696. Our website is www.caopu.cn Information on our website or any other website is not a part of this report.

Business

Overview

We believe SCAC is among one of the leading companies in the crafts and furniture industry in China. Since SCAC’s inception in 2000, we have expanded our business scope and become a manufacturer of handicrafts and furniture. We believe that our products offer competitive prices and high quality and that our brand name of “CAOPU” is recognized in overseas markets. Our products are sold in over thirty (30) countries in Europe, America and Asia.

In 2008, we achieved a income of approximately $43 million and a net profit after tax of approximately $6 million. We intend to seek expansion in our production capacity by setting up two (2) new wood furniture production lines over the next two years. We established a new research and development (“R&D”) center in 2009 jointly with prestigious companies, to enhance our competitiveness in the industry. In addition, we also plan to establish two (2) sale offices in Japan and Europe to strengthen overseas sales.

Overview of the Crafts and Furniture Industry

We believe that the demand for furniture has been growing steadily worldwide. We believe that historically western countries have accounted for the majority of world furniture consumption, manufacture and trade. However, we believe the global furniture industry is undergoing a structural change in furniture production, where the developing countries are playing an increasingly important role.

At present, we believe that world furniture output is approximately $250 billion per year, 80% of which is created in major industrial economic zones (Europe, North America and Japan). Among the top five (5) world furniture manufacturing counties, China ranks fifth, following U.S.A (No.1), Italy (No.2), Germany (No.3) and Japan (No.4). China, with emerging industrial countries like Mexico, and Poland, has gradually become a main world furniture exporter and manufacturer.

Operations of SCAC

SCAC is mainly engaged in the business manufacturing and marketing straw and wicker products, wooden handicraft products, indoor and outdoor solid wood furniture, office furniture, Christmas gifts, carve and coffin wood.

SCAC established a coordinated service system ranging from production to sale. SCAC has a factory that covers an area of 200,000 square meters, with a building area of 110,000 square meters. In addition, SCAC’s factory is divided into five (5) districts with nineteen (19) plants. It also has over 1,500 employees.

In order to improve the modern management level of enterprise and adapt to the demand of the international market, SCAC has obtained ISO 9001 International Quality Management System Certificate, ISO 14001 Environment Management System Certificate, OHSMS18001 Occupation Health & Safe Management System Certificate and CE Certificate to enter Europe United successively.

Products of SCAC

SCAC’s business primarily focuses on handicrafts and furniture production. It produces over 20,000 different products, which are primarily straw-wicker products, wooden crafts and solid wooden furniture.

The following table illustrates our products and their respective contribution to revenue in the fiscal year ended December 31, 2008.

Product Category	Products	Target Market	Revenue Percentage (%)
Straw-wicker	Trunk, wash basket, basket, drawer, folder box, storage chest, fruit tray, bread basket, vase cover	Spain, Germany, Italy, Holland, Greece, Poland, Portugal, Austria, UK, Japan, Malta, Malaysia, Australia, U.S.A.	40%
Wooden Crafts	Christmas gift, photo frames, gift boxes, wood tube, bottle boxes, decorative wooden plates, toys, pet supplies	U.S.A., Japan, Malta, Malaysia, European country	5%
Furniture	Poplar & paulownia furniture including: folding screen, stool, 3-tier /5-tier bookshelf, coffee table, bed cabnet	U.S.A., U.K., Germany, Japan, Italy, Spain	55%

a. Straw-wicker products

SCAC has produced straw-wickerhandicrafts since its inception. Straw-wicker products are the most basic and traditional product we provide to our customers. Our Straw-wicker products offer low-cost, high-yield and have short production cycles. In addition, the raw materials for our straw-wicker products are relatively inexpensive and readily available in SCAC’s location in Cao County.

SCAC exports straw-wicker products to foreign countries through various exhibitions and tradeshows. SCAC provides customized straw-wicker handicrafts for different markets. For example, bread willow baskets, flower baskets and hanging baskets are exported to Japan; laundry baskets, shopping baskets and wagon baskets are mainly produced for clients in USA, Germany, Holland, Italy and Canada; some innovative straw-wicker handicrafts are usually ordered by Arab United Empire or Australia. We believe that SCAC’s straw-wickerproducts have gained a worldwide popularity, which we believe will provide the basis for the development of our company in a global market.

b. Wooden crafts

With the advantage of adequate poplar and paulownia resources in Cao Country, SCAC expanded its products mix to include wooden crafts.  SCAC is dedicated to producing a wide variety of novel-designed wooden crafts. Moreover, SCAC is seeking to develop unique products that reflect the essence of traditional folk arts in Cao Country, under the brand name “Caopu.” SCAC produces more than 800 kinds of wooden crafts varying from household articles, to office appliance and pet supplies.

c. Furniture

SCAC established its first wooden furniture production line in 2004 and over the past few years, furniture is making up an increasing percentage of SCAC’s products.

Japan and Europe are the primary target markets for sales of SCAC’s poplar and paulownia furniture. SCAC is planning to set up a global sales network to expand its market to other main furniture-consuming areas in the world, such as East Asia, Southeast Asia, Western Europe and North and South America.

Raw Materials and Equipment

The main raw materials for our straw-wicker products are thin grasses, seaweed, wheat straw and maize-leaf, the raw materials for our wooden crafts and furniture products are cottonwood, poplar and paulownia wood.

SCAC is headquartered in the southwest of Shandong Province, in Cao County at the junction of Anhui Province, Henan Province, Jiangsu and Shandong Province, where there are rich resources of poplar and paulownia. Poplar and paulownia. These woods can be used to make a variety of types of furniture, such as chairs, desks, cabinets, tables, stools, and dividers. Meanwhile, as a result of their distinct characteristics of beautiful color, smooth surface, light weight, easy carrying and low prices, furniture made by poplar and paulownia has become greatly popular and well sold in Asia, Europe and USA. Cao County also has readily available the raw materials for our straw-wicker products.

SCAC’s manufacturing equipment includes band saws, cut-to-size saws, sanders, single-plate saws, multi-plate saws, thicknessers, matchers, multiple-drillings, copying machines, engraving machines, routers, chilling presses, roll coaters, and leaching paint machines.

Customers and Suppliers

We have successfully established long-term, stable business relationships with over three hundred (300) clients in over thirty (30) countries. Our services and products are sold in well known companies such as Wal-Mart Stores, Inc., ABM Group Inc., Argos Limited, and IKEA Group.

In the last three years, SCAC’s top 10 customers were as follows:

Major customers and sales amount in 2006-2009

Name	Amount (USD ten thousand) For the nine months ended September 30, 2009	Percentage of Sales (%)
JYSK A/S (SWEDEN)	900	19.87
ZARA HOME (SPAIN)	300	6.67
AXIS IMEX INC. (USA)	256	5.65
TESCO (ENGLAND)	232	5.12
ABM GROUP INC. (USA)	188	4.15
HABITAT UK LTD. (ENGLAND)	168	3.71
KWANTUM NEDERLAND B.V. (HOLLAND)	160	3.53
WATSON TRADING COMPANY, INC. (USA)	155	3.42
THOMAS PHILIPPS GMBH GERMANY	138	3.05
FUJI BOEKI CO., LTD. JAPAN	120	2.65

In the last three years, SCAC’s top 10 suppliers were as follows:

Suppliers and purchase amount in 2006-2009

Name	Amount (RMB ten thousand) For the nine months ended September 30, 2009	Address
Xie Shengli	150	Cao County
Yu Hongming	135	Cao County
Zhang Hongqing	123	Cao County
Wang Tengjian	120	Cao County
Zhang Enzhu	95	Cao County
Wang Qingping	86	Cao County
Liu Xiaoyou	80	Cao County
Shandong Beier Chemical Co., Ltd.	550	Cao County
Cao County Shengcheng Carton Plant	455	Cao County
Cao County Minzu Carton Plant	256	Cao County

Marketing and Sales

We market our products by participating in tradeshows and exhibitions in both China and abroad. We believe attending such tradeshows and exhibitions is the most effective way to market our products.  We believe that we have built up a good business reputation among numerous well-known companies such as IKEA (Sweden), Wal-Mart (USA), and JYSK (Denmark). In addition,  we are planning to set up an online ordering system, through which overseas clients could gain access to our most updated product information over the Intent.

As of June 30, 2009, we spent RMB 1.28 million for marketing and sales efforts and we plan to invest about $2 million to set up new overseas sales offices and sales terminal stores to expand our overseas sales networks. The first step is to establish two (2) sales offices in Japan and Europe, which will target the Asia-Pacific market and European market, respectively. By setting up sales offices directly in local markets, we believe we will be able to more effectively market our products and build up a broader sales network in both Asia and Europe. Over the next three years, we expect to set up direct sales terminals by establishing furniture stores in U.S.A, Japan and Europe. Our final goal is to set up our own overseas sales networks, which will play an important role in marketing and selling products with Caopu’s brand.

In addition, since most of wooden furniture manufacturers are small or middle-sized companies located in eastern or southern or central parts of China, we plan to acquire some companies, which already have well-developed domestic and overseas sales networks, to strengthen our distribution capabilities and support our growth in overseas market.

Competition

Competitive Environment

Currently, the arts and crafts industry is a concentrated industry in China. The majority of arts and crafts producers are located in southern and eastern China. With regard to the production scale and products categories, our company’s main competitors are as follows:

Existing competitors

Liaoning Chengda Industry Co,Ltd, a subsidiary of Liaoning Chengda Co., Ltd. It is a listed company in Shanghai Stock Exchange under the ticker of 600739, located in Liaoning province. It is a producer of wooden crafts with 10 years of experience in exporting. However, it doesn’t provide straw-wicker products.

Artall Light Industry Co., Ltd, a subsidiary of Jiangsu Holly Corporation listed under the ticker of 600128 in Shanghai Stock Exchange. It is a manufacturing and trading corporation located in Jiangsu Province with annual export value exceeding RMB200 million. Jiangsu Holly Corporation is one of the top ten foreign trade groups in Jiangsu, providing Artall with many advantages in capital and client development. Artall is primarily engaged in producing gift products, handicrafts, kitchen applicants, travel products, outdoor products, toys, petting supplies, and willow products. It exports the products to overseas companies locating in Hong Kong, Taiwan, Macau, North America, South America, Western Europe, Eastern Asia, Southeast Asia and Middle East.

Potential competitors

ShandongJiaxiangJinyiArts & Crafts Co., Ltd, a company established in 1986. The company has gained a rapid growth in past two (2) decades. It has a wide product diversification on a basis of straw-wicker products, ranging from stone handicrafts, copper handicrafts, and iron handicrafts to Lu Brocade and Straw/Reed/Kenaf products. In recent years, it has experienced an obvious improvement in production capability to produce delicate straw-wicker products, which enables it to occupy less than 1% of our market share.

Pu yang Hongda Wooden Products Co., Ltd, a company specialized in wooden handicrafts production. As it is located in the east of Henan Province, the hometown of paulownia, the company focuses its business on producing paulownia products, mixed hard wood products, and mahogany products. Depending on technological advantages and advanced craftsmanship, the company is aiming at expanding U.S.A. market and keeping Japan and Europe as its main export countries.

Our Competitive Advantages

We believe that wee are one of the leading producers and manufacturers of crafts and furniture in China and that we have the following competitive advantages over our competitors:

•	We believe we have established a strong brand name of “CAOPU” in overseas markets.
•	Our R&D team is composed of many technological experts, who are proficient and experienced in crafts and furniture production.
•	We have developed experience in, and have what we believe to be, a strong technological team in product improvement.
•
We have developed many kinds of innovative products in accordance with the requirements of foreign clients based on time-honored folk arts in Cao County. We believe that In China, no other company can provide similar products made of the same raw materials with comparable quality with us. Labor and production costs are relatively low in China. We are able to hire a large number of skilled laborers at a low cost. In addition, we believe that our raw materials costs are lower than our competitors. . We have solid and stable product demands. Over the past ten years, we have developed long-term stable cooperative relationships with a number of well known companies. We believe that we are well known among overseas customers for our unique products and good creditability.

Development Plan

Our future development plans are focused on increasing future revenue and improving our capacity to capture market opportunities. Our growth plans are focused on:

• Increasing production capacity

We need to increase our production capacity. Our current capacity can only satisfy 60% of overseas orders. Our productivity enhancement plan is to set up two (2) furniture production lines and build “Caopu Industrial Park” as our second production base, which will be also located in Cao County, just near our existing production base. The new furniture production lines will produce the identical products as our current production base. And in “Caopu Industrial Park”, products and some parts we currently rely on outsourcing partners will be put into production with building-up of additional production factories. We believe this plan does not only increase our production capacity but also raise our profit margin and finally strengthen our leading position. The total estimated cost to build “Caopu Industrial Park” is $31.28 million mainly including building cost of supporting production factories. An additional $20 million is estimated for two furniture production lines, which includes workshop construction cost as well as equipment and machinery cost. We also plan to improve production efficiency by supplementing working capital of straw-wicker product and wooden crafts, which is estimated to be$ 5 million.

• Strengthening R&D

Product innovation and technology advancement are vital for our business expansion. We are in an industry requiring a great expenditure on R&D. In the past years, we mainly depended on in-house research. Now we plan to build our own R&D center with the support of Wal-Mart Stores, Inc., ABM Group Inc, and IKEA Group, all of which are renowned for R&D of product and technology. Leveraging their R&D strength and experience, we can greatly shorten the time of both traditional and new product development. In our plan, the R&D center will include a 6,000 square meter building with experiment workshop, office, training room and hostel for expertise and technicians. The estimated cost of R&D center is about $1.72 million including building cost and equipment cost.

• Improving overseas sales networks

We also plan to improve our overseas sales networks. The first step is to establish two (2) sales offices in Japan and Europe, which will target on Asia-Pasic market and European market respectively. By setting up of sales office directly in local market, we believe it would help us more effectively market our product and build up a broader sales network in both Asia and Europe. Second, in next three years, we expect to set up direct sales terminals by establishing furniture stores in U.S.A, Japan and Europe. Our final goal is to set up our own overseas sales networks, which will play an important role in marketing and selling products with Caopu’s own brand. The estimated cost to step up the two sales offices is $2 million

• Enlarging business scale

We believe merger and acquisition is key to our expansion. The industry of wooden furniture manufacture is relatively centralized in China with over 114 furniture manufacturers at all levels. Most of them are small/middle-sized companies locating in eastern or southern or central parts of China. We plan to acquire some companies, which already have well-developed domestic and overseas sales networks, to strengthen our distribution capabilities and support our growth in overseas markets.

Intellectual Property

As of June 30, 2009, we have certain intellectual property rights as listed below:

Patents

We have applied for and obtained thirty (30) patents in the PRC for the following products:

No.	Utility Models	Certificate No.	Utility Models No.	Designer	Application Date	Authorized Announcement	Owner
1	Altar	356906	ZL 033508127	Li Jinliang	July 11, 2003	February 25, 2004	Li Jinliang
2	Coffin (8)	358183	ZL 03350900X	Li Jinliang	July 17, 2003	March 10, 2004	Li Jinliang
3	Coffin (15)	357332	ZL 033506825	Li Jinliang	July 17, 2003	March 3, 2004	Li Jinliang
4	Coffin (1)	359654	ZL 033508364	Li Jinliang	July 11, 2003	March 17, 2004	Li Jinliang
5	Coffin (5)	360164	ZL 033506795	Li Jinliang	July 17, 2003	March 24, 2004	Li Jinliang
6	Coffin (4)	360912	ZL 033508372	Li Jinliang	July 11, 2003	March 24, 2004	Li Jinliang
7	Coffin (2)	360680	ZL 033508380	Li Jinliang	July 11, 2003	March 24, 2004	Li Jinliang
8	Coffin (10)	360682	ZL 033506884	Li Jinliang	July 17, 2003	March 24, 2004	Li Jinliang
9	Coffin (9)	360915	ZL 033506876	Li Jinliang	July 17, 2003	March 24, 2004	Li Jinliang
10	Quilt Bracket (1)	359910	ZL 03351173X	Li Jinliang	August 20, 2003	March 24, 2004	Li Jinliang
11	Quilt Bracket (2)	359455	ZL 033511748	Li Jinliang	August 20, 2003	March 17, 2004	Li Jinliang
12	Quilt Bracket (4)	359651	ZL 033511764	Li Jinliang	August 20, 2003	March 17, 2004	Li Jinliang
13	Drying Room	648544	ZL 03271093.3	Wang Sheng, Wang Yazhen	September 12, 2003	October 13, 2004	Li Jinliang
14	Plank Splicing Machine	648730	ZL 03271094.1	Wang Sheng, Wang Yazhen	September 12, 2003	October 13, 2004	Li Jinliang
15	Device Preventing Drawer Sliding Down	749252	ZL 200420053223.6	Li Jinliang	August 23, 2004	December 28, 2005	Li Jinliang
16	Tea Table with Folding Leg	749394	ZL 200420053224.0	Li Jinliang	August 23, 2004	December 28, 2005	Li Jinliang
17	Disposal Container (1)	685809	ZL 200630095723.0	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
18	Disposal Container (2)	685890	ZL 200630095724.5	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
19	Chair Container	685796	ZL 200630095733.4	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
20	Chair Disposal Container (intensive processing)	685866	ZL 200630095732.X	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
21	Wine Box (2)	685930	ZL 200630095722.6	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
22	Wine Box (1)	685850	ZL 200630095727.9	Li Jinliang	September 8, 2006	August 29, 2007	Li Jinliang
23	Cabinet with Eight Drawer	693607	ZL 200630095728.3	Li Jinliang	September 8, 2006	September 19, 2007	Li Jinliang

Trademarks and Domain Names:

SCAC has registered five trademarks with the Trademark Bureau under the State of Administration for Industry & Commerce:

Trademark	Certificate No.	Category	Registrant	Valid Term
	3722006	28	SCAC	June 7, 2006 to June 6, 2016

	3722025	20	SCAC	February 14, 2006 to February 13, 2016

	3722007	20	SCAC	February 14, 2006 to February 13, 2016

	4900955	20	SCAC	Registered in Japan

	904344	20,28	SCAC	January, 2007 to January, 2017

SCAC has registered the following domain names:

Domain Name	Owner	Registration Date	Expiration Date
www.caopu.cn	SCAC	June 15, 2006	June 15, 2011
www.cpgy.com	SCAC	April 27, 2002	April 27, 2012
www.caopu.cc	SCAC	June 15, 2006	June 15, 2016

Employees

As of September 30, 2009, SCAC had 1500 employees. In 2008, our average compensation per employee per month was RMB 1,200.00, or approximately $175.00. We also paid social securities insurance fees for employees who required such insurance under PRC law.

We have a human resource performance review system and series of incentive policies that allow personnel reviews to be carried out monthly or bi-monthly, depending on the length of employees’ service for SCAC.

Government Regulations

We are subject to a wide range of regulation covering every aspect of our business. We are required to provide to our employees the following state-mandated insurance plans:

•
Old-age insurance: We withhold a portion of each employee’s average monthly salary from the prior year, as determined by the provincial government, generally 8%, and contribute an additional amount determined by law, up to approximately 20% of such average monthly salary.

•
Medical insurance: We withhold approximately 1% of each employee’s average monthly salary from the prior year and contribute an additional amount totaling approximately 10% of such average monthly salary.

•
Unemployment insurance: We withhold approximately 1% of each employee’s average monthly salary from the prior year, and contribute an additional amount totaling approximately 2% of such average monthly salary.

•	Industrial injury insurance: we contribute an amount totaling approximately 0.5% of each employee’s average monthly salary from the prior year.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. Our principal approvals, licenses and certificates are set forth below.

•	Business License (No.371700400000825) issued on August 14, 2009 by Heze Administration for Industry and Commerce.

•
Organization Code Certificate issued by Heze Administration of Quality and Technology Supervision (code No. 724299773, and registration No. 2007.6), the valid period of which is from June, 2007 to June, 2011.

•	Taxation Registration Certificate (Lu He Shui Zi No. 372922724299773) issued by the Cao County National Taxation Bureau and Caopu County Local Taxation Bureau on September, 2009.

•	Registration Form for Operators of Foreign Trading (the code No (2009)0809) issued by People’s Government of Shandong Province on August 12, 2009.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to Our Business and Industry

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. The policy announced in this notice required PRC residents to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in May 2007 (known as Notice 106), expanded the reach of Circular 75. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. We cannot however assure you that, if challenged by government agencies, the structure of our organization has fully complied with all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. A failure by such PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In addition, although we believe that Mr. Li and the Company are not currently subject to Circular 10, Circular 8 and M&A Regulations, there is no guarantee that they will not be subject to such regulations in the future.

Our principal stockholder has the power to control our business.

Our principal stockholder, CAOPU owns 86.4% of our Common Stock as of November 6, 2009. As a result, CAOPU has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders.

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

As of June 30, 2009, we had working capital of approximately $34,734,344.80. Our capital requirements in connection with the development of our business are significant. During the quarter ended June 30, 2009, we spent approximately $ 24,897,486.97 for raw material and equipment, of which $24,307,304.79 was used to raw materials and $ 590,182.18 was used to purchase equipment.

SCAC is receiving more and more orders from overseas clients. However, current capacity can only satisfy 60% of all the orders. In response, we need to set up two (2) furniture production lines and build “Caopu Industrial Park” as our second production base. The estimated costs are $31.28 million and $20 million accordingly. We cannot assure you that we will be able to gain additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price. Further, since the investors in the Financing have a right to participate in future financings, this right may affect our ability to obtain financing from other sources. Because our products are marketed both in the domestic and international markets, we are subject to both domestic and international competition.

An increase in the cost of raw materials will affect sales and revenues.

Raw materials required for the crafts and furniture industry include poplar, paulownia and other natural sources. Any increase in the prices of these raw materials in the future will affect the price at which we can sell our products. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and continue to experience, rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in China and other countries in which our products are sold. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Because we depend on third parties to market our products in the international market, any problems encountered by these third parties could affect our sales.

We do not have any sales offices outside of the PRC although most of our products are sold to overseas companies and   we depend on other companies to market our products in the international market. As a result, we are dependent upon third parties, over which we have no control, to develop and implement an international marketing effort. Any problems encountered by these third parties, including potential violations of laws of the PRC or other countries, may affect their ability to sell our products which would, in turn, affect our net sales.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain or motivate key personnel or hire qualified personnel, our business may be severely disrupted if we lose their services.

Our performance largely depends on the talents and efforts of highly skilled individuals and in particular, the technology and expertise held by our Chief Executive Officer, Li Jinliang.

Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors.

Although the Company has bought life insurance for Mr. Li Jinliang and other executive officers,, if one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Our chief executive officer is a party to contractual agreements as described elsewhere in this Current Report on Form 8-K. However, if any disputes arise between our executive officer and us, we cannot assure you, in light of uncertainties associated with the Chinese legal system, the extent to which any of these agreements could be enforced in China, where some of our executive officers reside and hold some of their assets.

Because we have inadequate insurance coverage in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We do not have business liability or business disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Our Chief Executive Officer controls us through his position and stock ownership and his interests may differ from other stockholders.

Mr. Li Jinliang is also the sole shareholder of CAOPU, which in turn owns 86.4% of MBPI. Thus, he will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Li’s interests may differ from that of other stockholders.

If we fail to obtain all required licenses, permits, or approval, we may be unable to expand our operations.

Before we can develop certain products, we must obtain a variety of approvals from local and municipal governments. There can be no assurance that we will be able to obtain all required licenses, permits, or approvals from government authorities. If we fail to obtain all required licenses, permits or approvals, we may be unable to expand our operations.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;
•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;
•	the difficulty of incorporating acquired rights or products into our existing business;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;
•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;
•	the effect of any government regulations which relate to the business acquired;
•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

 Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of Renminbi against U.S. dollar, which is continuing. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, we are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.

On August 8, 2006, six PRC government agencies, namely, MOFCOM, SAIC, CSRC, SAFE, the State Assets Supervision and Administration Commission, and the State Administration for Taxation, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “ New M&A Rules ”), which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles”, that are (1) formed for the purpose of overseas listing of the equity interests of PRC companies via acquisition and (2) are controlled directly or indirectly by PRC companies and/or PRC individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “ Related Clarifications ”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles. We were and are not required to obtain the approval of CSRC under the New M&A Rules in connection with this transaction due to that New M/A Rules is subject to non-foreign invested enterprises or domestic Chinese enterprises only. Conversion of SCAC from a joint venture to a wholly foreign owned enterprise was and is not subject to the New M&A Rules in accordance with Rule 52 of the New M&A Rules and Guidance Manual on Administration of Entry of Foreign Investment issued by the Department of Foreign Investment Administration of the MOFCOM in December 2008,

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In October 2005, the PRC State Administration of Foreign Exchange (“SAFE”) issued the “Notice on Relevant Issues in the Foreign Exchange Control over Financing and Round-Trip Investment through Special Purpose Vehicles by Residents Inside China”, generally referred to as Circular 75. The policy announced in this notice required PRC residents to register with the relevant SAFE branch before establishing or acquiring control controlling over an offshore special purpose vehicles, or SPVs, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in May 2007 (known as Notice 106), expanded the reach of Circular 75. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rule

We may face regulatory uncertainties that could restrict our ability to issue equity compensation to our directors and employees and other parties who are PRC citizens or residents under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” For any equity compensation plan which is so covered and is adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We have adopted an equity compensation plan and will make option grants to some of our directors and senior officers, most of which whom are PRC citizens. Circular 78 may require PRC citizens who receive option grants to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans failure to comply with such provisions may subject us and recipients of such options to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the China may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the China will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in China remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business. The government of China also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

A downturn in the economy of China may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located in the PRC and our officers and our present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

 We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times. If we are unable to establish the required controls, market makers may be reluctant to make a market in our stock and investors may be reluctant to purchase our stock, which would make it difficult for you to sell any shares of common stock that you may own or acquire.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of our Common Stock

The trading price for our common stock has been and may continue to be volatile

The market price of our common stock has experienced fluctuations and may continue to fluctuate significantly. The market price of our common shares may be adversely affected by various factors, including enforcement of existing laws, innovation and technological changes, the emergence of new competitors, the perception of desirability of investing in Chinese companies, quarterly variations in revenue and results of operations, speculation in the press or analyst community and general market conditions or market conditions specific to particular industries.

There is a limited market for our common stock, which may make it difficult for you to sell your stock.

Our common stock trades on the OTCBB under the symbol “MBPI.” There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. "Penny Stock" rules, which may make the stock more difficult to trade on the open market. Our common shares currently trade on the OTCBB. A "penny stock" is generally defined by regulations of the U.S. Securities and Exchange Commission ("SEC") as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on a national securities exchange;

(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is currently subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Since our common stock is currently deemed a penny stock, it will be subject to penny stock regulations, which may reduce market liquidity of our common stock, because they limit the broker/dealers' ability to trade, and a purchaser's ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

Although we do not have an option or other equity-based incentive plan at present, in the future we may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the date to comply with the attestation requirements for non-accelerated filers, as defined by the SEC. Accordingly, we are subject to the rules requiring an annual assessment of our internal controls and the requirement to provide an attestation of management's assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. The attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

 Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operation of the Company for the fiscal years ended December 31, 2008 and 2007, and for the six months ended June 30, 2009 and 2008 should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this Current Report on Form 8-K (“Form 8-K”). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

General

Through our wholly owned subsidiary, Shandong Caopu Arts & Crafts Co., Ltd (“SCAC”), we manufacture and market handicrafts and furniture. We have almost ten (10) years of experience and export unique products worldwide.

We believe that SCAC is one of the leading manufacturers of handicrafts and furniture in China. It primarily engages in the manufacture and marketing of straw-wicker products, wooden handicraft products, indoor and outdoor solid wood furniture, office furniture, Christmas gifts, carve and coffin wood.  It produces over 20,000 different products which are sold in more than thirty (30) countries, including, but not limited to, the United States, Germany, England, Holland, Italy, Sweden, Japan, Canada, Denmark, Hong Kong, and Taiwan. Its products are sold through world famous companies such as Wal-Mart Stores, Inc., U.S.A. ABM Group Inc, Argos Limited, and IKEA Group.

Selected Financial Data for SCAC

Statements of Operation Data:

	Six months ended June 30, (unaudited)		Twelve months ended December 31,
	2009	2008	2008	2007

Net revenues	$29,696,088.95	$19,263,982.33	$43,310,013.06	$37,128,229.93
Cost of sales	22,166,805.37	14,000,599.16	32,069,654.71	30,062,768.37

Gross profit	7,529,283.58	5,263,383.17	11,240,358.36	7,065,461.56
Operating expenses:
Selling	298,728.82	355,639.86	698,121.63	718,170.03
General and administrative	772,274.39	809,847.95	1,876,523.23	754,841.85

Operating income	6,458,280.37	4,105,217.71	8,665,713.49	5,592,449.68
Other income	10,056.44	7,090.53	12,034.07	14,265.54
Interest income
Interest expenses	291,916.71	325,036.16	765,034.07	430,083.28

Income before income taxes	6,176,420.10	3,787,272.08	7,912,713.49	5,176,631.93
Income tax	1,544,105.03	944,987.43	1,978,178.37	776,494.79

Net income	4,632,315.08	2,834,962.29	5,934,535.12	4,400,137.14

Balance Sheet Data:

	As at June 30,	As at December 31,
	2009	2008	2007
Cash and cash equivalents	3,479,585.26	1,982,894.97	704,410.99
Working capital	34,734,344.80	33,370,921.45	26,378,068.07
Total assets	38,213,930.06	35,353,816.41	27,082,479.06
Total debts	8,924,491.83	10,677,464.71	8,017,983.72
Total shareholders’ equity	29,289,438.23	24,676,351.71	19,063,030.87

Critical Accounting Policies and Estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates (See Note 2 in the Notes to Financial Statements).

Revenue recognition

Net revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of value added tax (“VAT”), after allowances for returns and discounts and the value of services rendered. Revenue is recognized when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

Intangible assets

Intangible assets represent land use rights, patent rights and other assets (such as use of software) in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. Patent rights are carried at cost and amortized on a straight-line basis over the period of rights of 10 years commencing from the date of acquisition of equitable interest.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of SCAC is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Results of Operations

Comparison of the Years Ended December 31, 2008 and 2007

Revenue

Revenue for the fiscal year ended December 31, 2008 was $43.31 million, an increase of $6.18 million or 16.7%% from $37.13 million for the comparable period in 2007. Approximately 95% of our source of revenue came from straw-wicker products and furniture for the past two years of 2008 and 2007, among which furniture contributed approximately 52.8% of total revenue in 2008. Revenue from the straw-wicker products was approximately $18.15 million for the year ended December 31, 2008, an increase of approximately $3.32 million or 22.39% from approximately $14.84 million for the comparable period in 2007. The increase was primarily attributable to increasing orders that result from the continuous efforts of the Company in technology innovation and management improvement.  Sales of wooden crafts were $2.11million for the year ended December 31, 2008, an increase of 19.17% from $1.77million for the comparable period in 2007. Revenue in the furniture was approximately $22.69 million for the year ended December 31, an increase of $2.2 million or 10.75% from $20.49million for the comparable period in 2007.

Gross profit

Gross profit for the fiscal year ended December 31, 2008 was $11.24 million, an increase of $4.17 million or 59.1% compared to $7.06 for the comparable period in 2007. This was primarily attributable to increasing orders and lowering cost as a result of production development and advanced quality management.

Selling expenses

SCAC’s selling expenses for the fiscal year ended December 31, 2008 was $698,121.63, a decrease of $20,048.40 or 2.8% compared to $718,170.03 for the comparable period in 2007. The major selling expense incurred was freight and miscellaneous expense. This expense increased as sales increased, which was $298,752.27 in the fiscal year ended December 31, 2008, an increase of $27,824.97 or 10.3% from $270,927.30 for the comparable period of 2007. This increase was primarily attributable to the rising transportation volume as sales increased rapidly.

General and administrative expenses

General and administrative expenses for the fiscal year ended December 31, 2008 was $1,876,523.23, an increase of $1,121,681.39 or 148.6% comparing to $754,841.85 for the comparable period in 2007. The increase in general and administrative expenses was primarily attributable to the imposition of land usage tax in 2008 according to the Law of Tax, and the increment in depreciation of new fixed assets.

Interest expenses

Interest expense for the fiscal year ended December 31, 2008 was $765,034.07, an increase of $334950.79 or 77.88% compared to $430.00 for the comparable period in 2007. The interest expense incurred was mainly bank loan interests.

Other Income (Expense)

Other income for the fiscal year ended December 31, 2008 was $12,034.07, an increase of $2,231.47 or 15.64% compared to $14,265.54 for the comparable period in 2007. This other income was received in the form of enterprise expansion funds and tax refund. The increase in other income was primarily attributable to an increase in tax refund.

Income Tax Expenses

Income tax expenses for the fiscal year ended December 31, 2008 and 2007 were $1,978,178.37 and $776,494.79 respectively, an increase of $1,201,683.58 or 154.76% over these two fiscal years. The increase was primarily attributable to the income tax rate integration of foreign-invested enterprise with domestic enterprise. The effective income tax rates were 25% for the fiscal year of 2008 and 15% for the fiscal year of 2007.

Comparison of the Six Months Ended June 30, 2009 and 2008

Revenue

Revenue for the six months ended June 30, 2009 was $29.7 million, an increase of $10.43million or 54.15% from $19.26 for the comparable period in 2008. Similar to the last two fiscal years, approximately 95% of our source of revenue came from straw-wicker products and furniture. The furniture was still the significant contributor to our revenue, contributing approximately 55.81 % of total revenue for the six months ended June 30, 2008. Revenue from the straw-wicker products was approximately $11.94 million for the six months ended June 30, 2009, an increase of approximately $3.79 million or 46.57% from approximately $8.15 million for the comparable period in 2008. The increase was primarily attributable to new product development and innovative product design. Revenue from wooden crafts contributed respectively the rest of $0.11 million increment over the comparable periods of six months ended June 30, 2009 and 2008.

Gross Profit

Gross profit for the six months ended June 30, 2009 was $7.53 million, an increase of $2.27 million or 43.05% compared to $5.26 for the comparable period in 2008. The gross profit margin for the six months ended June 30, 2009 also increased slightly to 25 % from 27.25 % for the comparable period in 2008. This increase was primarily attributable to new product development and strict quality management.

Selling Expenses

 Selling expenses for the six months ended June 30, 2009 were $298,728.82 a decrease of $56,911.04 or 16%, from $355,639.86 for the comparable period in 2008. The major selling expense was freight and miscellaneous expense, which was $ 155,234.02 in the six month period ended June 30, 2009, an increase of $ 48,327.57 or 45.2 times from $106,906.45 for the six month ended June 30, 2009. This increase was mainly attributable to increasing sales and orders.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2009 were $772274.39, a decrease of $37,573.56 or 4.64% compared to $809847.95 for the comparable period in 2008. The increase was primarily attributable to more effective cost management and control.

Interest expense

There was $291916.71 interest expense for the six months ended June 30, 2009 compared to $325036.16 for the comparable period in 2008 because the Company obtained a loan discount of $42,495.82 as the leading enterprise of agricultural industrialization in early 2009.

Income Tax Expenses

Income tax for the six months ended June 30, 2009 was $1544105.3, an increase of 63.4% or $599,117.87 from $944987.43 for the comparable period in 2008. The increase was primarily attributable to rapidly-rising revenue.

Liquidity and Capital Resources

Cash and Cash Equivalent

Our cash and cash equivalents were $1.983 million at the beginning of the six months ended June 30, 2009 and increased to $3.482 million by the end of such period, an increase of $1.498 million or 75.48%. The net change in cash and cash equivalents represented a decrease of 47.64% or $1.36 million from $ 2.86 million for the comparable period in 2008. The decrease was primarily attributable to the repayment of bank loan.

Net cash provided by operating activities

Net cash provided by operating activities was $2.949 million for the six months ended June 30, 2009, an increase of $16,109.19 or 0.55% from $2.932 million for the comparable period in 2008.

Net cash used in investing activities

Net cash used in investing activities was negative $553,911.01 for the six months ended June 30, 2009, an increase of $219,805.98 or 65.78% from $333,899.6 for the comparable period in 2008. The decrease was primarily attributable to the equipment replacement.

Net cash used in financing activities

Net cash used in financing activities was negative 896,808.42 for the six months ended June 30, 2009, compared to $260,836.44 for the same period in 2008. The difference was primarily attributable to repayment of bank loan that the Company started to make in 2009.

Contractual Obligations and Off-Balance Sheet Arrangements.

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our financial position, results of operations, and cash flows.

The following table (in thousands) summarize our contractual obligations as of June 30, 2009, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

Payments Due by Period (in thousands) (1)
Contractual Obligations	Total	Less than 1year	1-3 years	4-5 years	After 5 years
Long-term debt obligations	$	$	$	$	$

Capital lease obligations	$	$	$	$	$
Operating lease obligations	$				$
Purchase obligations	$	$	$	$	$

Other long-term liabilities reflected on the Company’s balance sheet
Total contractual cash obligations	$	$	$	$	$

(1) The company has no capital expenditure items included in the table above.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments; thus, fluctuations in interest rates would not have a material impact on the fair value of these investments. At June 30, 2009, we had approximately $ 3,479,585.26 million in cash and cash equivalents. A hypothetical 2 % increase or decrease in either short term or long term interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. We generally transact business in US Dollar (USD). Recently the raw material price does not increase and the exchange rate of US dollars to Chinese RMB has little change.

PROPERTIES

Our main office and our manufacturing facilities are located in Shandong, China, on a plot of land approximately 130,000 square meters in size. We have been issued a Land Use Right Certificate for the land until 2056 by the municipal government of Shandong, which may be renewed. We currently own and 18 buildings on the property as listed below. We believe that our existing facilities are well maintained and in good operating condition.

Our land use rights are set forth below:

Land Use Rights through Grants from Land Management Authority

Land Use Right Certificate No.	Address	Area	Usage	Land Nature	Form of Acquisition	Expiration Date
Cao Count, China（2006）No.176	Zhongkou Village, Pulianji Town, Cao County	68,329.32 ㎡	Industrial Land	State-owned land of transfer	Allocated land	October 2056
Cao Count, China（2003）No.80	Zhongkou Village, Pulianji Town	41,572.46㎡	Industrial land	State-owned land of transfer	Allocated land	June 2053
Cao Count, China（2006）No.189	Zhongkou Village, Pulianji Town ,Cao County	98,435.32㎡	Industrial land	State-owned land of transfer	Allocated land	December 2056
Cao Count, China（2001）No.0106	Longhuadian Village, Pulianji Town, Cao County	13,150㎡	Industrial land	State-owned land of transfer	Allocated land	July 2053
Cao Count, China（2001）No. 0105	ZhaocaiyuanVillage, Pulianji Town, Cao County	39,637.04㎡	Industrial land	State-owned land of transfer	Allocated land	March 2051

We occupy the following buildings, as set forth below:

Owned Premises

Certificate No.	Owner	Address	Area (㎡)	Structure	Category	Usage of Design	Encumbrances
No.2500023114	SCAC	East Hetang Road, Pulianji Town, Cao County	14784.2	Mixture	Private	Industry	N/A
No.2500023115	SCAC	East Hetang Road, Pulianji Town, Cao County	4238.352	Mixture	Private	Industry	N/A
No. 0000002102	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou Village)	11973.42	Mixture	Private	Industry	N/A
No. 0000002103	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1200.53	Mixture	Private	Industry	N/A
No. 0000002116	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1609.88	Mixture	Private	Industry	N/A
No.250023359	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1483.94	Mixture	Private	Industry	N/A
No.250023360	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	927.5	Mixture	Private	Industry	N/A
No. 250023361	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	3846.51	Mixture	Private	Industry	N/A
No. 250023362	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	3337.57	Mixture	Private	Industry	N/A
No. 250023363	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1944.98	Mixture	Private	Industry	N/A
No. 250023364	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	4356.31	Mixture	Private	Industry	N/A
No. 250023365	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1690.17	Mixture	Private	Industry	N/A
No. 250023366	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	1494.54	Mixture	Private	Industry	N/A
No. 250023367	SCAC	North Caoyu Road,(1 kilometer East to Zhongkou	57.63	Mixture	Private	Industry	N/A
No. 250025871	SCAC	West Qinghe Road	1511.73	Mixture	Private	Industry	N/A
No. 250023113	SCAC	Southwest Heshang Road	3309.45	Mixture	Private	Industry	N/A
No.250025870	SCAC	East Qinghe Road	3209.23	Mixture	Private	Industry	N/A
No.250023301	SCAC	Longhuadian Village (South Zhongkou Village), Puliangji Town	9292.92	Mixture	Private	Industry	N/A

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Share Exchange by (i) each director, (ii) each of our named executive officers, (iii) any person or group owning more than 5% of each class of voting securities our top two most highly compensated officers, and (iv) all executive officers and directors as a group, as of October 25, 2009.

	Amount and Nature of Beneficial Ownership (1)

Name and Address of	Common	Preferred			Percentage of
Beneficial Owner	Stock	Shares	Warrants	Total	Common (%)

Directors and Executive Officers

Li Jinliang (Director and Chief Executive Officer) (3)	1,481,160			1,481,160	86.4%

Li Jiawei (Director)	0			0	0%

Wang Zhiyu (Chief Financial Officer)	0			0	0%

All Directors and Executive Officers (3 persons)	1,481,160			0	86.4%

Owner of More than 5% of Class

CAOPU Enterprise Limited (2) Mill Mall, Suite 6, Wickhams Cay 1. PO Box 3085, Road Town Tortola, British Virgin Islands	1,481,160			1,481,160	86.4%

Li Jinliang (3) c/o CAOPU Enterprise Limited No.2888 Qinghe Road Development Zone Cao County Shandong, China	1,481,160			1,481,160	86.4%

(1) Since the Company does not have any preferred shares and warrants, in determining beneficial ownership of our common stock as of a given date, the number of shares shown only includes shares of common stock. The percent of common stock is determined by the number of shares of common stock owned by a person or entity as of November 6, 2009. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2) CAOPU Enterprise Limited acquired 1,481,160 shares of MBPI according to the Stock Exchange and Reorganization Agreement dated as of October 22, 2009. After the close of the Stock Exchange It became the majority shareholder of MBPI.

(3) Mr. Li Jinliang is the only shareholder of CAOPU Enterprise Limited. He became the beneficial owner of 1,481,160 shares of MBPI after the Stock Exchange.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

As such, as of October 25, 2009, all of or officers and directors are residents of the PRC.  As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following table sets forth certain information as of the Closing Date concerning our directors and executive officers:

Directors and Executive Officers	Position/Title	Age
Mr. Li Jinliang	Chief Executive Officer and Director	50
Mr. Li Jiawei	Director	27
Mr. Wang Zhiyu	Chief Financial Officer	47

The following is a summary of the biographical information of our directors and officers:

Mr. Li Jinliang, age 50, has 30 years experience in sales and production of handicrafts and furniture. In 2006, he received an MBA degree from Hong Kong Business Administration College. He started his business by establishing Cao Country Caopu Arts & Crafts Company in 2000. Since then, he has been working as its general manager. He has been a CEO of SCAC since 2000. In addition, Mr. Li used to serve as a member of National People’s Congress of Shandong Province, Executive director of the National Association of township entrepreneurs, Executive director of the National Association of Young Entrepreneurs, Executive director of National Furniture Association, and Chairman of Heze City import Association. Mr. Li was appointed as a Director and Chief Executive Officer of MBPI on November 5, 2009.

Li Jiawei, age 27, graduated from Peking University with a degree in international trade in 2002. After graduation, he spent 6 years in international trade practice in SCAC. Mr.Li worked as a chief marketing manager since 2004, and is mainly responsible for the export business. Mr. Li was appointed as a director on November 5, 2009.

Mr. Wang Zhiyu, age 47, has served as chief financial officer of SCAC since 1986. He has over 20-years of experience in finance management. He received his accountant certificate in 1978. Mr. Wang is responsible for financial operation and accounting treatment of the company. Mr. Wang was appointed as a Chief Financial Officer on November 5, 2009.

All of our directors hold their positions on the board until our next annual meeting of the shareholders and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

Family Relationships

Mr. Li Jinliang, the Chief Executive Officer of the Company, is the father of Mr. Li Jiawei, our director. There are no other family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Directors and Officers of SCAC

Under SCAC’s Articles of Association and PRC law, SCAC is managed by one executive director instead of a board of directors. The executive director is elected and appointed by the shareholders for a term of three years and can be re-elected for consecutive terms.  The appointment and termination of the CEO (sometimes called the General Manager) is determined by the executive director.

In accordance with SCAC’s Articles of Association and PRC law, SCAC’s executive director is monitored by a supervisor, appointed by the shareholders for a term of three years.

The following table sets forth certain information as of the Closing Date concerning the directors and executive officers of SCAC:

Directors and Executive Officers	Position/Title	Age

Li Jinliang	Chief Executive Officer	50

Wang Zhiyu	Chief Financial Officer	47

Li Jiawei	Chief Marketing Officer	27

Zhong Zhiqiang	Production Manager	40

The following is a summary of the biographical information of those directors and officers of SCAC whose biographical information does not appear above:

Mr. Li Jinliang, age 50, has 30 years experience in sales and production of handicrafts and furniture. In 2006, he achieved MBA degree from Hong Kong Business Administration College. He started his business by establishing Cao Country Caopu Arts & Crafts Company in 2000. Since then, he has been working as its general manager. He has been CEO of SCAC since 2000. In addition, Mr. Li used to serve as a member of National People’s Congress of Shandong Province, Executive director of the National Association of township entrepreneurs, Executive director of the National Association of Young Entrepreneurs, Executive director of National Furniture Association, and Chairman of Heze City import Association.

Mr. Wang Zhiyu, age 47, has served as chief financial officer of SCAC since 1986. He has over 20-years of experience in finance management. He received his accountant certificate in 1978. Mr. Wang is responsible for financial operation and accounting treatment of the company.

Li Jiawei, age 27, graduated from Peking University with a degree of international trade in 2002.  After graduation, he spent 6 years in international trade practice in SCAC. Mr. Li worked as a chief marketing manager since 2004, and is mainly responsible for the export business.

Zhong Zhiqiang, age 40, joined the company in 1994 and then served as a production manager. Mr. Zhong used to be a factory manager in Cao County Qiangxin Arts & Crafts factory from 1987 to 1994. He has 22-years of experience in production management, technological development and quality management.

Election of Directors and Officers

Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation.

The Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Compensation of Directors

It is intended that each member of our board of directors who is not an employee of the Company (a “non-employee director”) will receive an annual retainer in cash and/or shares of Common Stock as determined by our board of directors and all directors will be reimbursed for costs and expenses related to attendance at meetings of the board of directors.

Our employee directors will not receive any additional compensation for serving on our board of directors or any committee of our board of directors, and our non-employee directors will not receive any compensation from us for their roles as directors other than the retainer, attendance fees and stock option grants described above.

EXECUTIVE COMPENSATION

MBPI Executive Compensation Summary

The following is a summary of the compensation MBPI paid to our former Chief Executive Officer, Timothy Lightman, and anyone else who received compensation in excess of $100,000 for the two years ended December 31, 2008 and 2007, respectively.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Timothy Lightman (former President CEO and Director) (1)	2008	1,000	-0-	-0-	-0-	-0-	-0-	-0-	1,000

	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)       Mr. Lightman resigned as a president, CEO and Director, effective November 5, 2009.

SCAC Executive Compensation Summary

The following is a summary of the compensation paid by SCAC to its Chief Executive Officer, and anyone else who received compensation in excess of $100,000 for the two years ended December 31, 2008 and 2007, respectively (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Li Jinliang (Chief Executive Officer ) (1)	2008	12,302	-0-	-0-	-0-	-0-	-0-	-0-	12,302

	2007	12,302	-0-	-0-	-0-	-0-	-0-	-0-	12,302

(1) Mr. Li’s base salary is RMB 7,000/month, and RMB84,000/year.

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

Employment Agreements

Li Jinliang: TIDC entered into an Employment Agreement effective August 15, 2009 with Li Jinliang, the Company’s Chief Executive Officer. Pursuant to the Employment Agreement, Mr. Li will continue to serve as TIDC’s director till either TIDC or Mr. Li terminates the Employment Agreement. Under the Employment Agreement, Mr. Li shall receive from TIDC (i) a base salary of RMB7,000 per month, (ii) labor and social insurance.

Wang Zhiyu: SCAC entered into an Employment Agreement effective January 1, 2002 with Wang Zhiyu, SCAC’s Chief Financial Officer. Pursuant to the Employment Agreement, Mr. Wang will continue to serve as SCAC’s Chief Financial Officer till either SCAC or Mr. Wang terminates the Employment Agreement. Under the Employment Agreement, Mr. Wang shall receive from SCAC (i) a base salary of RMB3,000 per month, (ii) labor and social insurance.

Li Jiawei:  SCAC entered into an Employment Agreement effective January 1, 2005 with Li Jiawei, the Company’s Director. Pursuant to the Employment Agreement, Mr. Li will continue to SCAC’s Chief Marketing Officer till either SCAC or Mr. Li terminates the Employment Agreement. Under the Employment Agreement, Mr. Li shall receive from SCAC (i) a base salary of RMB3,000 per month, (ii) labor and social insurance.

Zhong Zhiqiang:  SCAC entered into an Employment Agreement effective January 1, 2002 with Zhong Zhiqiang. Pursuant to the Employment Agreement, Mr. Zhong will continue to serve as SCAC’s Production Manager till either SCAC or Mr. Zhong terminates the Employment Agreement. Under the Employment Agreement, Mr. Zhong shall receive from SCAC (i) a base salary of RMB3,000 per month, (ii) labor and social insurance.

Board Committee

Our board of directors does not have any committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founder, Timothy Lightman, purchased 985,000 shares of our common stock, upon our formation, at $0.0001 per share (an aggregate of $98.50).

Timothy Lightman is a party to the Stock Exchange and Reorganization Agreement dated October 22, 2009. In connection therewith, he cancelled 875,000 shares of common stock of MBPI. In addition, pursuant to the Asset Purchase Agreement, he acquired all of the assets of the Company prior to the Share Exchange and assumed all the liability of the MBPI.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded over-the-counter on the OTC Bulletin Board since November 2007 under the designation MBPI and the market for the stock has been relatively inactive. The range of high and low bid quotations for the quarters of the last two years is listed below. The quotations are taken from the OTC Bulletin Board. They reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Calendar Quarter	Low Bid	High Bid
2009 First Quarter	$0.6	$0.6
2009 Second Quarter	$0.56	$0.56
2009 Third Quarter	$0.56	$1.06

As of November 10, 2009, we had approximately 65 shareholders of record of our common stock, including the shares held in street name by brokerage firms. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock

Dividends

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

RECENT SALES OF UNREGISTERED SECURITIES

On February, 2007, we issued an aggregate of 1,000,000 shares of our common stock to our founders as follows: (i) 985,000 shares to Timothy Lightman, our Chief Executive Officer and director; and (ii) 15,000 shares to Frank J. Hariton, our counsel. The issue price of our founders’ shares was at their par value of $.0001, which was paid in cash for an aggregate of $100.  All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act.  All of the shares issued in such transactions bear an appropriate restrictive legend.

From June to October 2007, 46,500 shares of the Company’s common stock were issued to 40 investors for $46,500 in cash ($1.00 per share).  These shares were issued in a private offering pursuant to Regulation D under the Securities Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and was acquiring the shares for his own account and for investment.  A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.  No underwriter or placement agent participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.  The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

During the year ended December 31, 2008, we issued 171,500 shares of common stock at $1.00 per share, for a total of $171,500.

Pursuant to the Share Exchange dated October 22, 2009, the Company issued 1,543,500 shares of common stock.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this report. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Common Stock

There are 1,715,000.00 shares of our common stock issued and outstanding on the date of this prospectus which shares are held by appropriate 65 shareholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;
•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and
are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;
•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;
•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;
•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,

*	included in the national market system by the National Association of Securities Dealers, or
*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place - Suite 100, Salt Lake City, UT 84111, Phone: (801) 355-5740.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides indemnification to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 3.02	Unregistered Sale of Equity Securities.

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors, Appointment of Directors

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 6, 2009, concurrent with the Stock Exchange with TIDC, we adopted the fiscal year end of SCAC, the wholly-owned subsidiary of TIDC, thereby changing our fiscal year end from September 30 to December 31. The audited financial statements for the new fiscal year will be reflected in the Company’s Form 10-K for the year ending December 31, 2009.

Item 5.06	Change in Shell Company Status

As explained more fully in Item 2.01 above, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Exchange. As a result of the Exchange, SCAC became our wholly owned subsidiary and main operating business. Consequently, upon the Closing of the Exchange we ceased to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K above, which information is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The audited financial statements of SCAC as of December 31, 2008 and 2007 are appended to this report beginning on page F-1.

(b)	Pro forma financial information.

The Pro Forma Financial Information concerning the acquisition of the business operations of SCAC appears below.

(c)	Shell company transactions.

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d) The following exhibits are filed with this report:

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

10.1	Stock Exchange and Reorganization Agreement dated October 22, by and among the Company and the Purchasers.

10.2	Assignment and Assumption Agreement dated November 5, 2009, by and between Mobile Presence Technologies, Inc. and Timothy Lightman.

10.3	Maximum Mortgage Contract dated May 15, 2008, by and between Shandong Caopu Arts and Crafts Co., Ltd. and Cao County Branch, Bank of China.

10.4	Employment Agreements dated August 15, 2009, by and between Tianwei International Development Corporation and Li Jinliang.

10.5	Employment Agreements dated January 1, 2005, by and between Shandong Caopu Arts and Crafts Co., Ltd and Li Jiawei.

10.6	Employment Agreements dated January 1, 2002, by and between Shandong Caopu Arts and Crafts Co., Ltd and Wang Zhiyu.

10.7	Employment Agreements dated January 17, 2002, by and between Shandong Caopu Arts and Crafts Co., Ltd and Zhong Zhiqiang.

21.1	List of Subsidiaries.

(1) Incorporated by reference to the exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on November 28, 2007.
(2) Incorporated by reference to the exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on November 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2009

Mobile Presence Technologies, Inc.

By:	/s/ Li Jinliang

Name: Li Jinliang Title: Director and Chief Executive Officer

SHANDONG CAOPU ARTS AND CRAFTS Co., LTD.

Audited Financial Statements
As of and for the years ended
December 31, 2008 and 2007

BONGIOVANNI & ASSOCIATES, C.P.A.’s
19720 Jetton Road, 3rd Floor
Cornelius, North Carolina 28031 (USA)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Shandong Caopu Arts and Crafts Co., Ltd.:

We have audited the accompanying balance sheets of Shandong Caopu Arts and Crafts Co., Ltd. (“The Company”) as of December 31, 2008 and 2007, and the statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2008 and 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness for the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shandong Caopu Arts and Crafts Co., Ltd. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

insert logo
Bongiovanni & Associates
Certified Public Accountants
Cornelius, North Carolina
The United States of America
March 31, 2009

Shandong Caopu Arts & Crafts Co., Ltd.
Balance Sheets
As of December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,751,997	$576,575
Trade accounts receivable	6,339,459	4,448,850
Inventories	17,336,566	10,177,976
Prepaid expenses	107,128	586,284
Other receivables	22,499	191,378
TOTAL CURRENT ASSETS	$25,557,649	$15,981,063

FIXED ASSETS
Property, plant, and equipment	10,374,947	9,574,234
Accumulated depreciation	(2,453,851)	(1,791,858)
NET FIXED ASSETS	$7,921,096	$7,782,376

OTHER ASSETS
Construction in progress	6,372	123,350
TOTAL OTHER ASSETS	$6,372	$123,350

TOTAL ASSETS	$33,485,117	$23,886,789

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$5,946,962	$4,253,457
Current portion of notes payable	2,638,136	1,095,200
Accounts payable	362,549	799,694
Other payables and accrued liabilities	1,118,408	948,312
Deposits received in advance	160,074	5,985
Dividends payable	-	224,755
Taxes payable	266,907	75,417
TOTAL CURRENT LIABILITIES	$10,493,036	$7,402,820

TOTAL LIABILITIES	$10,493,036	$7,402,820

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Registered and paid up capital	$7,800,000	$7,800,000
Statutory and discretionary surplus reserve	3,608,243	3,608,243
Accumulated other comprehensive income (loss)	216,500	(529,619)
Retained earnings	11,367,338	5,605,345
TOTAL STOCKHOLDERS' EQUITY	$22,992,081	$16,483,969

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,485,117	$23,886,789

See accompanying notes to these financial statements and auditors' report.

Shandong Caopu Arts & Crafts Co., Ltd.
Statements of Income
For the years ended December 31, 2008 and 2007

	2008	2007

Revenues
Sales	$42,197,393	$33,280,617
Cost of sales	31,570,829	26,936,799
Gross profits	10,626,565	6,343,818

Operating expenses
Selling and marketing	$686,104	$644,655
General and administrative	1,867,589	1,034,400
Total Operating Expenses	2,553,694	1,679,055

Income from continuing operations	8,072,871	4,664,763

Other income (expenses)
Finance income (costs)	$(751,865)	$(386,029)
Other income	367,099	46,985
Non-operating income	27,807	6,669
Total other income (expense)	(356,959)	(332,375)

Income from operations before income taxes	7,715,912	4,332,388

Income taxes	(1,953,918)	(697,009)

Net income	5,761,994	3,635,379

Other comprehensive income
Foreign currency translation adjustment	746,119	654,873

Comprehensive income	$6,508,112	$4,290,252

See accompanying notes to these financial statements and auditors' report.

Shandong Caopu Arts & Crafts Co., Ltd.
Statements of Stockholders' Equity and Comprehensive Income
For the years ended December 31, 2008 and 2007

		Statutory
		and	Accumulated
	Registered	Discretionary	Other		Total
	and Paid Up	Surplus	Comprehensive	Retained	Stockholders'
	Capital	Reserve	Income (loss)	Earnings	Equity

Balances as of January 1, 2007	$7,800,000	$3,608,243	$(1,184,491)	$1,969,965	$12,193,717

Net income for the year ended December 31, 2007	-	-	-	3,635,379	3,635,379

Foreign currency translation gain for 2007	-	-	654,873	-	654,873

Balances as of December 31, 2007	7,800,000	3,608,243	(529,618)	5,605,344	16,483,969

Net income for the year ended December 31, 2008	-	-	-	5,761,994	5,761,994

Foreign currency translation gain for 2008	-	-	746,118	-	746,118

Balances as of December 31, 2008	$7,800,000	$3,608,243	$216,500	$11,367,338	$22,992,081

See accompanying notes to these financial statements and auditors' report.

Shandong Caopu Arts & Crafts Co., Ltd.
Statements of Cash Flows
For the years ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	5,761,994	3,635,379
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	661,993	598,895
Changes in operating assets and liabilities:
Trade accounts receivable	(1,576,587)	(2,628,797)
Prepaid expense	520,539	(266,056)
Inventories	(6,440,180)	(99,347)
Other receivables	182,387	(70,453)
Accounts payable	(493,591)	(601,906)
Taxes payable	592,864	257,624
Other payables and accrued liabilities	(303,540)	(751,990)
Deposits received in advance	153,666	(27,178)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(940,455)	46,172

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividend distribution	(224,755)	(637,232)
Disposals of property, plant, and equipment	293,904	93,376
Expenditures for property, plant, and equipment	(1,094,614)	-
Additions to construction in progress	125,685	(123,350)
NET CASH (USED IN) INVESTING ACTIVITIES	(899,781)	(667,207)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments of short term borrowings	(360,969)	(231,049)
Proceeds from short term borrowings	1,754,245	-
Borrowings of notes payable	6,359,126	103,985
Repayments of notes payable	(4,893,495)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,858,907	(127,064)

Foreign currency adjustment	156,750	633,500

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,175,421	(114,599)

CASH AND CASH EQUIVALENTS:
Beginning of year	576,575	691,174

End of year	$1,751,997	$576,575

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$566,289	$358,718
Taxes	$1,953,918	$697,009

See accompanying notes to these financial statements and auditors' report.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

1. Corporate Information and Description of Business

Shandong Caopu Arts and Crafts Co., Ltd. (“Caopu”, “the Company”) is located in the Cao Xian Development Zone, which is near the Beijing-Kowloon railway with the DeShang Highway to the East and Qinghe Road to the West. The Company was established in the Peoples Republic of China (the “PRC”) on August 15, 2000. There are three production areas including sixteen production workshops and staff who work on willow products, craft and wooden furniture.

The Company undertakes joint production with local farmers by purchasing the processing products from them and then by proceeding to finish the products in order to generate sales. The Company has numerous products, such as grass willow products, wooden crafts, indoor/outdoor wooden furniture, office furniture, different kinds of frames and craftwork. The Company also has numerous national patterns for design and utility models.

The Company’s products are sold in various countries and regions, including the United States of America, Germany, the United Kingdom, the Netherlands, Italy, Sweden, Japan, Canada, Denmark, Hong Kong and Taiwan.

The Company’s business model is original equipment manufacture (OEM) for North American and European manufacturers.

A majority of the Company’s sales were from exports. In order to adapt to the international market, the Company passed the ISO9001 international quality management system certification, ISO14001 environmental management system certification, OHSMS18001 Occupational Health and Safety Management System Certification, as well as the CE certification for access to the EU market.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America under the accrual basis of accounting.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivables, other receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade and other receivables. As of December 31, 2008 and 2007, substantially all of the Company’s cash and cash equivalents were held by financial institutions located in the PRC, which the Company’s management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

Cash and cash equivalents

The Company’s cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash and that have insignificant risk of change in value because of changes in interest rates. The Company’s cash and cash equivalents, as of December 31, 2008 and 2007, were principally denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. In accordance with SFAS No. 95, the Statements of Cash Flows are prepared based on the change in the RMB functional currency for each account and converted into U.S. dollars at the various exchange rates at the time.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on managements’ assessment of the trade receivables collectibles. Judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to different receivables categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, management establishes the general provisioning policy to make an allowance equivalent to 5% of the gross amount of trade receivables. Additional specific provision is made against trade receivables to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by management and no significant additional bad debts have been written off directly to net income. This general provisioning policy has not changed in the past since establishment and management considers that the aforementioned general provisioning policy is adequate, not excessive and does not expect to change this established policy in the near future.

Inventories

Inventories (finished goods, work in process, raw materials and packaging materials) are stated at the lower of cost or market. Cost is determined on a first in first out basis which includes an appropriate share of production overheads based on normal operating capacity and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and contract terms. The Company writes down the inventories for estimated obsolescence, slow moving or unmarketable inventories equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Property, plant and equipment

Property, plant and equipment are comprised of buildings, machinery, equipment and furniture. Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the respective fixed asset and other costs incurred to bring the fixed asset into its existing use. Depreciation is computed over the estimated useful lives of the respective fixed assets utilizing the straight-line basis method. Buildings are depreciated over a period of twenty years with a residual value of 10%. Machinery, equipment and furniture are depreciated over a period of ten years with a residual value of 10%. Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of the fixed asset’s cost and related accumulated depreciation are removed from the accounts and the net amount less proceeds from the disposal is charged or credited to operations.

The Company recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

Long-lived assets

In accordance with SFAS No. 144, the Company reviews and evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, including those noted above, the Company compares the assets’ carrying amounts against the estimated undiscounted cash flows to be generated by those assets over their estimated useful lives. If the carrying amounts are greater than the undiscounted cash flows, the fair values of those assets are estimated by discounting the projected cash flows. Any excess of the carrying amounts over the fair values are recorded as impairments in that fiscal period.

Income per share

When applicable in the future, the Company will report income per share in accordance with Statement of Financial Accounting Standards (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. Diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. The basic and diluted income per share is not presented herein because the Company’s capital stock is not divided into shares under PRC common practice.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Construction in progress

Construction in progress is recorded using the cost method, which later transfers to fixed assets in achieving the expected usable condition. Interest costs on borrowings related to construction in progress are capitalized before achieving the expected usable condition.

Revenue recognition

Revenue is recognized when the risks and rewards of ownership and title to the product have transferred to the customers, the selling price is fixed or determinable, and collection is reasonable assured. The Company first confirms the revenue when the customs information is available after the export application to customs. The Company offers varying terms for its customers and is responsible for paying the delivery cost of its products.

Cost of goods sold

Cost of goods sold consists primarily of costs of raw materials and direct labor, and other costs directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of goods sold.

Selling expenses

Selling expenses mainly consist of advertising, shipping and handling costs and exhibition expenses which are expensed as incurred during the selling activities.

General and administrative expenses

General and administrative expenses consist of office expenses, depreciation, staff welfare, utilities, labor protection and salaries which are expensed as incurred at the administrative level.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade accounts and other receivables, inventories, prepaid expenses, accounts payable, other payables and accrued liabilities, deposits received in advance, dividends payable, taxes payable, short term borrowings and current portion of notes payable approximate their fair values due to the short-term maturity of such instruments.

It is managements’ opinion that the Company is not exposed to significant price, credit, foreign currency or interest rate risks arising from these financial instruments.

Advertising expense

Advertising is charged to expense as incurred. The Company does not incur any direct-response advertising costs.

Advertising expenses were $-0- for the two years ended December 31, 2008 and 2007, respectively.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources, if applicable, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Foreign currency translation

The functional currency of the Company is the Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Current assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates while fixed assets and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of December 31, 2008 and 2007 were RMB1 for $0.1466 and $0.1369, respectively. The average exchange rates for the two years ended December 31, 2008 and 2007 were RMB1 for $0.1439 and $0.1315, respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB Staff Position No. 157-2 was issued, which delays the effective date of the requirements of SFAS 157 as to nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The effective date has been deferred to fiscal years beginning after November 15, 2008 for these nonfinancial assets and liabilities. The Company’s adoption of SFAS 157 on January 1, 2008 did not have a material impact on its financial position, results of operations or cash flows during the year ended December 31, 2008. The Company does not expect the deferred portion of the adoption of SFAS 157 to have a material impact on its financial statements.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Recent Accounting Pronouncements (Cont.)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  SFAS 141R establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date. SFAS 141R determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting SFAS 141R on its results of operations and financial condition and plans to adopt it as required in the first quarter of fiscal 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”).  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. This pronouncement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting SFAS 160 on its results of operations and financial condition and plans to adopt it as required in the first quarter of fiscal 2009.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment to FASB Statement No. 133.” SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement, which is expected to occur in the first quarter of 2009, is not expected to have a material effect on the Company’s financial statements.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Recent Accounting Pronouncements (Cont.)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60.” SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

On May 9, 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. FSP APB 14-1 will be effective for the Company on January 1, 2009. The adoption of FSP APB 14-1 is not expected to have a material impact on the Company’s results of operations or financial position.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Recent Accounting Pronouncements (Cont.)

On June 16, 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. FSP EITF 03-6-1 indicates that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance is effective for fiscal years beginning after December 15, 2008. FSP EITF 03-6-1 will be effective for the Company on January 1, 2009. The adoption of FSP EITF 03-6-1 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2008, the FASB issued EITF Issue 07-5 (EITF 07-5), “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133 “Accounting for Derivatives and Hedging Activities”, specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception. EITF 07-5 will be effective for the Company on January 1, 2009. The adoption of EITF 07-5 is not expected to have a material impact on the Company’s financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (FSP 03-6-1). FSP 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. This FSP will be effective for the Company on January 1, 2009 and requires that all prior-period earnings-per-share data that are presented be adjusted retrospectively. The Company does not expect FSP 03-6-1 to have a material impact on its earnings per share calculations.

In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. As it relates to the Company’s financial assets and liabilities recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually), the adoption of FSP 157-3 did not have a material impact on the Company’s financial statements.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (Cont.)

Recent Accounting Pronouncements (Cont.)

In November 2008, the EITF reached consensus on Issue No. 08-6, “Equity Method Investment Accounting Considerations” (EITF 08-6), which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of EITF 08-6 is to provide guidance on (i) determining the initial carrying value of an equity method investment, (ii) performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, (iii) accounting for an equity method investee’s issuance of shares, and (iv) accounting for a change in an investment from the equity method to the cost method. EITF 08-6 is effective for the Company’s year beginning January 1, 2009 and is to be applied prospectively. The adoption of Issue No. 08-6 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interest in Variable Interest Entities” (FSP 140-4). FSP 140-4 requires additional disclosure about transfers of financial assets and an enterprise’s involvement with variable interest entities. FSP 140-4 was effective for the first reporting period ending after December 15, 2008. The adoption of FSP 140-4 did not have any impact on the Company’s financial statements.

In December 2008, the FASB issued FSP No.132 (R)-1, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (FSP 132R-1). FSP 132R-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. This FSP will be effective for the Company’s year beginning January 1, 2009 and is not expected to have a material impact on its financial statements.

3. Restricted cash and cash equivalents

According to the contract between the Company and the bank in which it has loans payable to, $1,407,006 and $273,800 at December 31, 2008 and 2007, respectively, is invested into certain designated accounts related to guarantees for notes payable.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

4. Trade accounts receivable

Trade accounts receivable is comprised of the following amounts at the respective dates:

	As of December 31,
	2008	2007

Gross trade accounts receivable from customers	$6,673,115	$4,683,000
Allowance for doubtful customer accounts	(333,656)	(234,150)

	$6,339,459	$4,448,850

Bad debt expense of $99,506 and $123,175 was recognized during the years ended December 31, 2008 and 2007, respectively, in the accompanying income statements.

5. Inventories

Inventories are comprised of the following amounts at the respective dates:

	As of December 31,
	2008	2007

Raw materials	$546,420	$5,235,037
Packaging materials	23,316	7,602
Work in process	1,529,163	4,539,021
Finished goods	15,237,667	396,316

	17,336,566	10,177,976
Provision for obsolete inventories	-0-	-0-

	$17,336,566	$10,177,976

6. Property, plant and equipment

Property, plant and equipment are comprised of the following amounts at the respective dates:

	As of December 31,
	2008	2007
Cost:
Buildings	$6,997,805	$6,633,091
Machinery, equipment and furniture	3,377,142	2,941,143

	10,374,947	9,574,234
Accumulated depreciation	(2,453,851)	(1,791,858)

Net	$7,921,096	$7,782,376

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

6. Property, Plant and Equipment (Cont.)

During the reporting periods, depreciation expense is included in the following accounts on the accompanying income statements:

	Year ended December 31,
	2008	2007

General and administrative expenses	$661,993	$528,278

	$661,993	$528,278

7. Short-term borrowings

The Company’s outstanding principal balances on its short-term borrowings are payable as follows:

	As of December 31,
	2008	2007

Puliangji Credit Cooperative, .9% interest rate, due August 31, 2009	$278,470	$260,110
BOC Caoxian branch, .612% interest rate, due March 11, 2009	4,423,010	3,559,401
Heze laishang bank, 1.1826% interest rate, due July 19, 2009	1,172,505	-0-
Various other loans, interests rates ranging from .612% to 1.1826%,
due in various dates within upcoming 12 month operating cycle	72,977	433,946

	$5,946,962	$4,253,457

The effects of imputed interest on the aforementioned below market interest rates are immaterial to the financial statements taken as a whole.

8. Notes payable

The Company’s outstanding principal balances for its notes payable are payable as follows:

	As of December 31,
	2008	2007

BOC Caoxian branch, .612% interest rate	$-0-	$1,095,200
ICBC Caoxian branch, .684% interest rate, due September 27, 2009	1,758,757	-0-
CCB Caoxian branch, .612% interest rate, due March 10, 2009	879,379	-0-

	$2,638,136	$1,095,200

The effects of imputed interest on the aforementioned below market interest rates are immaterial to the financial statements taken as a whole.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

9. Dividends payable

The Company’s dividends payable are as follows at the respective dates:

	As of December 31,
	2008	2007

Dividends payable	$-0-	$224,755

10. Registered and paid up capital

The Company is a Sino-foreign joint enterprise and therefore the capital stock, consistent with most of the PRC enterprises, is not divided into a specific number of shares having a stated nominal amount.

The Company’s registered capital of $7,800,000 was fully paid up on April 28, 2008.

11. Statutory and discretionary surplus reserve

In accordance with the relevant laws and regulations of the PRC and articles of association, the Company is required to appropriate 10% and a certain other percentage of the net profit as reported in the Company’s PRC statutory financial statements to the statutory reserve fund and the discretionary surplus reserve fund, respectively, after offsetting prior year’s losses.

When the balance of the statutory reserve fund reaches 50% of the registered capital, and further appropriation is optional. Upon approval from the board of directors or members, the statutory reserve can be used to offset accumulated losses or to increase registered capital.

12. Income taxes

The Company is subject to the foreign investment enterprise income tax at the statutory rate of 15% on the profits as reported in the Company’s PRC statutory financial statements as adjusted by profit and loss items that are not taxable or deductible before 2008.

PRC’s legislative body, the National People’s Congress, adopted the unified EIT Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. Thus, the Company is subject to corporate income tax at the statutory rate of 25% commencing in 2008.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

12. Income taxes (Cont.)

Income taxes in the accompanying statements of income for the reporting periods represent provision for EIT for the Company’s continuing operations in the PRC.

	Year ended December 31
	2008	2007

EIT rate in affect for the year	25%	15%
Profits before income tax	$7,715,912	$4,332,388
Income tax	$1,953,918	$697,009

The effective income taxes differ from the above PRC statutory EIT rates as follows:-

	Year ended December 31,
	2008	2007

Provision for income taxes at statutory EIT rate	$1,928,978	$649,858
Non-deductible items for tax	24,940	47,151

Income taxes	$1,953,918	$697,009

13. Defined contribution plan

The Company has a defined contribution plan for all of its qualified employees in the PRC. The employer and the employees are each required to make contributions to the plan at the rates specified in the plan. The obligation of the Company with respect to retirement is to make the required contributions under the plan. No forfeited contributions are available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to expense in the accompanying statements of income. The Company contributed $460,307 and $36,277 for the years ended December 31, 2008 and 2007, respectively, which are included in general and administrative expenses in the accompanying income statements.

14. Contingencies

The Company had no contingencies existing as of December 31, 2008 and 2007.

15. Related party transactions

The Company had no material transactions carried out with its related parties during 2007 and 2008.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

16. Income per share

The basic and diluted income per share is not presented because the Company’s capital stock is not divided into shares (Note10). Also, the Company had no dilutive instruments as of December 31, 2008 and 2007.

17. Concentrations and risks

During 2007 and 2008, all of the Company’s assets were located in the PRC.

During 2007 and 2008, certain customers accounted for greater than 10% in revenues. In 2008, there were three major customers that accounted for 29%, 14% and 14% of revenues, respectively. In 2007, there were two major customers that accounted for 28% and 12% of revenues, respectively.

18. Other payables and accrued liabilities

As of December 31,
	2008	2007

Salary and welfare payable	$304,675	$222,148
Accrued expenses	12,308	30,238
Other payables	801,425	695,926

	$1,118,408	$948,312

Staff welfare payable represents accrued staff medical, industry injury claims; labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries. The obligations of the Company are limited to those premiums contributed by the Company.

Shandong Caopu Arts and Crafts Co., Ltd.
Notes to Audited Financial Statements
For the Years Ended December 31, 2008 and 2007

19. Entry into a material contract and related subsequent event

On October 7, 2008, the Company entered into an investment and consulting services agreement with an unrelated consultant to provide consulting services to the Company in investigating and completing a going public transaction in the United States of America (U.S.A.). The consultant made an investment proposal to the company whereby the consultant would invest up to $500,000 to cover the approved costs of a PCAOB qualified audit and the legal fees approved by the consultant with respect to going public and listing in the U.S.A.. Other services to be provided by the consultant include introductions to auditors, attorneys, licensed broker-dealers, market makers, investor relations firms, etc. Simultaneous with the Company going public in the U.S.A., the Company is obligated to reimburse the consultant for costs they have made to the auditors, attorneys, and for all other related costs paid in association with going public. The consultant has the option of converting these costs into shares of the Company with the conversion price of this option being the per share price of securities sold in a private placement prior to the Company going public. Such going public transaction will commit the Company to transferring twenty-five percent of the outstanding shares to the investor for aggregate gross proceeds equal to $21,000,000 (after three rounds of financing) based on the following estimated calculations:

Round	$ Amount (USD)	Estimated P.E. Ratio	Estimated Dilution
First	$5,000,000	5	10.00%
Second	$10,000000	9	10.53%
Third	$6,000,000	13	4.14%

The Company agreed to offer ten percent of the outstanding shares to cover the cost of the public shell and other services by the consultant. The Company also agreed to issue five year warrants for the purchase of an equity interest of the Company equal to two percent of the outstanding shares of the surviving company based on the number of shares outstanding the days after the closing of the reverse merger transaction and private placement transaction. The warrant price will be equal to the price of the shares in the private placement. The Company also agreed, for a period of eighteen months from the day the shares of the Company begin trading on a recognized U.S. securities exchange, that it will not cause the shares of the Company to be split, reverse split or to be consolidated without the prior written consent on the consultant. Recognition of the warrants expense under the Black Scholes option pricing model has not been recognized in these audited financial statements as the warrants have not been issued and a price has not been established yet at the date of this report. After closing of the private placement, the company is obligated to compensate the consultant $6,000 per month for a six month term.

MOBILE PRESENCE TECHNOLOGIES, INC. AND
CAOPU ARTS & CRAFTS CO., LTD.
Consolidated (Unaudited) Condensed Balance Sheet
As of June 30, 2009

	Shandong	Mobile
	Caopu	Presence	(Unaudited)		(Unaudited)
	Arts & Crafts	Technologies	Adjustments		Total
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$3,478,673	$104	$-		$3,478,777
Trade Accounts Receivable	8,329,033	-	-		8,329,033
Inventories	16,032,685	-	-		16,032,685
Prepaid Expenses	141,033	-	-		141,033
Other Receivables	150,667	-	-		150,667
TOTAL CURRENT ASSETS	28,132,091	104	-		28,132,195

PROPERTY AND EQUIPMENT
Property and Equipment	10,965,985	-	-		10,965,985
Accumulated Depreciation	(3,029,134)	-	-		(3,029,134)
Net Property and Equipment	7,936,851	-	-		7,936,851

OTHER ASSETS
Construction in Progress	194,175	-	-		194,175
Net Other Assets	194,175	-	-		194,175

TOTAL ASSETS	$36,263,117	$104	$-		$36,263,221

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$783,141	$21,639	-	C	$804,780
Current Portion of Notes Payable	1,170,977	-	-		1,170,977
Due to Stockholder	-	1,500	-	C	1,500
Short-term Borrowings	6,797,446				6,797,446
Deposits Received in Advance	168,341	-	-		168,341
TOTAL CURRENT LIABILITIES	8,919,905	23,139	-		8,943,044

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock ($.0001 par value, 1,000,000 authorized:
none issued and outstanding)	$-	-	-		$-
Registered Capital	7,800,000	-	(7,800,000	)A	-
Statutory and Discretionary Surplus Reserve	3,608,243	-	(3,608,243	)A	-
Accumulated Other Comprehensive Income	227,043	-	-		227,043
Common Stock ($.0001 par value, 20,000,000 shares authorized: 1,046,500 shares issued and outstanding)	-	105	66	B	171
Additional Paid-in-Capital	-	51,695	11,333,342	A	11,385,037
Retained Earnings (Deficit)	15,707,926	(74,835)	74,835	A	15,707,926

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	27,343,212	(23,035)	-		27,320,177

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$36,263,117	$104	$-		$36,263,221

See accompanying notes to (unaudited) pro forma financial statements.

MOBILE PRESENCE TECHNOLOGIES, INC. AND
CAOPU ARTS & CRAFTS CO., LTD.
Consolidated (Unaudited) Condensed Pro Forma Statement of Operations
For the Nine Months Ended June 30, 2009

	Shandong	Mobile	(Unaudited)	(Unaudited)
	Caopu	Presence	Pro Forma	Pro Forma
	Arts & Crafts	Technologies	Adjustments	Total
SALES AND COST OF SALES:
Sales	$41,607,414	$-	$-	$41,607,414
Cost of Sales	31,343,100	-	-	31,343,100
Gross Profit	10,264,314	-	-	10,264,314

OPERATING EXPENSES:
Selling, general and administrative	1,834,888	-	-	1,834,888
Professional fees	-	6,000	-	6,000
	1,834,888	6,000	-	1,840,888
Income (loss) from continuing operations	8,429,426	(6,000)	-	8,423,426

OTHER INCOME (EXPENSE):
Finance costs	(552,284)	-	-	(552,284)
Other income	495,557	-	-	495,557
Non-operating income	9,139	-	-	9,139
	(47,588)	-	-	(47,588)
Income (loss) before taxes	8,381,838	(6,000)	-	8,375,838

Income taxes	(2,095,459)	-	-	(2,095,459)

NET INCOME (LOSS)	6,286,379	(6,000)	-	6,280,379

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	197,073	-	-	197,073

NET INCOME (LOSS)	$6,483,452	$(6,000)	$-	$6,477,452

Net income (loss) per common share	$6.20	$-	$-	$6.20

See accompanying notes to (unaudited) pro forma financial statements.

MOBILE PRESENCE TECHNOLOGIES, INC. AND
CAOPU ARTS & CRAFTS CO., LTD.
Consolidated (Unaudited) Condensed Pro Forma Statement of Operations
For the Year Ended September 30, 2008

	Shandong	Mobile	(Unaudited)	(Unaudited)
	Caopu	Presence	Pro Forma	Pro Forma
	Arts & Crafts	Technologies	Adjustments	Total
SALES AND COST OF SALES:
Sales	$42,229,521	$-	$-	$42,229,521
Cost of Sales	31,536,749	-	-	31,536,749
Gross Profit	10,692,772	-	-	10,692,772

OPERATING EXPENSES:
Selling, general and administrative	2,068,090	34,750	-	2,102,840
Professional fees	-	6,076	-	6,076
	2,068,090	40,826	-	2,108,916
Income (loss) from continuing operations	8,624,682	(40,826)	-	8,583,856

OTHER INCOME (EXPENSE):
Finance costs	(599,047)	-	-	(599,047)
Other income	18,764	-	-	18,764
Non-operating income	2,939	-	-	2,939
	(577,344)	-	-	(577,344)
Income (loss) before taxes	8,047,338	(40,826)	-	8,006,512

Income taxes	(1,766,195)	-	-	(1,766,195)

NET INCOME (LOSS)	6,281,143	(40,826)	-	6,240,317

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	723,307	-	-	723,307

NET INCOME (LOSS)	$7,004,450	$(40,826)	$-	$6,963,624

Net income (loss) per common share	$6.69	$(0.04)	$-	$6.65

See accompanying notes to (unaudited) pro forma financial statements.

MOBILE PRESENCE TECHNOLOGIES, INC. AND
CAOPU ARTS & CRAFTS CO., LTD.
Adjustments to Consolidated (Unaudited) Condensed Pro Forma Statements
June, 2009

A = On October 22, 2009, Caopu through other related entities, signed an agreement to be merged into Mobile Presence Technologies, Inc. The Caopu stockholders acquired the majority of  the outstanding common stock of Mobile Presence Technologies, Inc. The transaction is accounted for as a reverse purchase acquisition/merger wherein Caopu and related entities is the accounting  acquirer and Mobile Presence Technologies, Inc. is the legal acquirer. Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and entire equity section of the legal acquirer is eliminated with negative book value acquired offset against the paid in capital of the accounting acquirer.

B = To record 1,543,500 common shares issued and 875,000 common shares cancelled as part of the transaction's closing.

C = To record settling of liabilities of Mobile Presence Technologies, Inc. per the 8-K.